                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                              AMENDMENT NO. 12
                                     TO
                                SCHEDULE 13D



                  Under the Securities Exchange Act of 1934

                              The Limited, Inc.
- --------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.50 Par Value
- --------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 532716-107
- --------------------------------------------------------------------------------
                               (CUSIP Number)

                          Robert S. Schwartz, Esq.
                     Schwartz, Kelm, Warren & Rubenstein
                            41 South High Street
                            Columbus, Ohio  43215
                               (614) 222-3000
- --------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                March 7, 1994
- --------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box   [_].



Check the following box if a fee is being paid with the statement   [_]

                       (Continued on following pages)

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 2 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Leslie H. Wexner              ####-##-####
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                     N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                United States
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                             66,403,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                           6,195,300
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                   66,898,981
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                    6,195,300
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   73,094,281
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                        20.1%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                           IN
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 3 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bella Wexner                 ####-##-####
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                     N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                United States
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                             15,697,514
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                   15,697,514
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER                      -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   15,697,514
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                         4.3%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                           IN
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 4 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The Wexner Foundation
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                       N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         Ohio
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                              3,695,300
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                    3,695,300
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                          -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    3,695,300
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                         1.0%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                         00
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 5 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Arts Interest
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                       N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         Ohio
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                                    -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                          -0-
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                          -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          -0-
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                         0.0%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                           00
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 6 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Health and Science Interests
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                       N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         Ohio
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                              2,000,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                    2,000,000
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                          -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    2,000,000
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                          .6%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                        00
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 7 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Health and Science Interests II
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                       N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         Ohio
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                                500,000
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                      500,000
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                          -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      500,000
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                         0.1%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                        00
- --------------------------------------------------------------------------------

                                SCHEDULE 13D
- ---------------------                                         ------------------
CUSIP No.  532716-107                                         Page 8 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    International Charitable Interests
- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [X]
- --------------------------------------------------------------------------------
3   SEC USE ONLY

- --------------------------------------------------------------------------------
4   SOURCE OF FUNDS
                                                                       N/A
- --------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(e)
                                                                          [_]
- --------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                         Ohio
- --------------------------------------------------------------------------------
NUMBER OF               7   SOLE VOTING POWER
SHARES                                                                    -0-
BENEFICIALLY            --------------------------------------------------------
OWNED BY EACH           8   SHARED VOTING POWER
REPORTING                                                                 -0-
PERSON                  --------------------------------------------------------
WITH                    9   SOLE DISPOSITIVE POWER
                                                                          -0-
                        --------------------------------------------------------
                        10  SHARED DISPOSITIVE POWER
                                                                          -0-
- --------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                          -0-
- --------------------------------------------------------------------------------
12  CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     [_]
- --------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                         0.0%
- --------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
                                                                        00
- --------------------------------------------------------------------------------

ITEM 2.  Identity and Background.  This Amendment No. 12, dated March 7, 1994,
         ------------------------
         to the Schedule 13D dated June 25, 1985 previously filed by Leslie
         H. Wexner, Bella Wexner and The Wexner Foundation is being filed pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended. The items for which changes are specified are hereby amended as indicated below. See Notes 1 and 2 to Item 5.

ITEM 3.  Source and Amount of Funds or Other Considerations.  Not Applicable.
         ---------------------------------------------------

ITEM 4.  Purpose of Transaction   The persons named herein may sell securities
         ----------------------
         from time to time in the open market.

ITEM 5.  Interest in Securities of the Issuer.
         ------------------------------------

         (A) The number of shares beneficially owned and the corresponding percentages of all outstanding Shares as of March 7, 1994 are as follows:

           1. Leslie H. Wexner                      73,094,281 (1)(2)(3)   20.1%

           2. Bella Wexner                          15,697,514 (1)          4.3%

           3. The Wexner Foundation                  3,695,300              1.0%

           4. Arts Interest                             -0-                 0.0%

           5. Health and Science Interests           2,000,000              0.6%

           6. Health and Science Interests II          500,000              0.1%

           7. International Charitable Interests        -0-                 0.0%

         (B)  Stockholdings of Company Common Stock as of March 7, 1994:

                                                                 The                   Health and     Health and   International
                                                                Wexner       Arts       Science        Science       Charitable
                          Leslie H. Wexner    Bella Wexner    Foundation   Interest    Interests     Interests II    Interests
                          ----------------    ------------   ------------  --------   -----------    ------------  --------------
Sole Power to Vote         66,403,000         15,697,514     3,695,300 (1)   -0-      2,000,000 (2)    500,000 (2)      -0-
or to direct vote

Shared Power to Vote        6,195,300 (1)(2)         N/A (1)       N/A       N/A            N/A            N/A          N/A
or to direct vote

Sole Power to dispose      66,898,981 (3)     15,697,514     3,695,300 (1)   -0-      2,000,000 (2)    500,000 (2)      -0-
of or to direct
disposition

Shared Power to dispose     6,195,300 (1)(2)         N/A (1)       N/A       N/A            N/A            N/A          N/A
of or to direct
disposition

                              Page 9 of 12 Pages

- -----------------

(1) Power to vote or direct the disposition of the 3,695,300 shares held by The Wexner Foundation may be deemed to be shared by Leslie H. Wexner, Jeffrey E. Epstein and Jeffrey J. Smith as the trustees of The Wexner Foundation. Leslie H. Wexner, Jeffrey E. Epstein and Jeffrey J. Smith disclaim beneficial ownership of the shares held by the Foundation. Bella Wexner is no longer a trustee of The Wexner Foundation.

(2) Power to vote or direct the disposition of the 2,500,000 shares held by Health and Science Interests and Health and Science Interests II may be deemed to be shared by Leslie H. Wexner as grantor and Jeffrey E. Epstein as trustee thereof. Leslie H. Wexner and Jeffrey E. Epstein disclaim beneficial ownership of shares held by Health and Science Interests and Health and Science Interests II.

     The following information required by Item 2 is given with respect to Messrs. Epstein and Smith:

     (a)            Name:                            Jeffrey E. Epstein                   Jeffrey J. Smith
     (b)            Business Address:                41 South High Street, Suite 3710,    41 South High Street, Suite 3710,
                                                     Columbus, Ohio  43215                Columbus, Ohio  43215

     (c)            Present Principal Occupation:    Financial Advisor                    Accountant
     (d) and (e)    Not applicable
     (f)            Citizenship:                     United States                        United States

(3) Includes 495,981 shares held in The Limited, Inc. Savings and Retirement Plan for Mr. Wexner's account.



          (C) The following tables represent the transactions in the Company's shares by the persons named herein since the last Amendment No. 11 to the Schedule 13D was filed on October 22, 1992.

                                                Amount of       Price
                                    Date       Securities      Per Share       How Transaction Effected
                                    ----       ----------      ---------       ------------------------
1.  Transactions of
    Mr. Wexner:                   12/10/92         200            N/A          Gift Disposition
                                  03/02/93       200,000          N/A          Gift Disposition
                                  05/04/93       100,000          N/A          Award of restricted shares and associated rights
                                                                               pursuant to and subject to the requirements of
                                                                               The Limited, Inc. 1993 Stock Option and Performance
                                                                               Incentive Plan.
                                  11/22/93      1,500,000         N/A          Transfer from Health and Science Interests
                                  12/15/93         300            N/A          Gift Disposition
                                  03/03/94      2,000,000         N/A          Transfer to International Charitable Interests
2.  Transactions of
    Mrs. Wexner:                    None
3.  Transactions of
    The Wexner Foundation:        05/24/93        1,294           N/A          Distribution to The Wexner Foundation
                                                                               Savings and Retirement Plan
                                  08/11/93        63,000        $21.375        Open market sale
                                  08/11/93       137,000        $ 21.50        Open market sale
                                  12/28/93       164,800          N/A          Gift acquisition
4.  Transactions of
    Arts Interest:                08/11/93      1,900,000       $21.125        Open market sale
5.  Transactions of
    Health and Science
    Interests:                    08/18/93      1,500,000         N/A          Transfer to Health and Science Interests II
                                  11/22/93      1,500,000         N/A          Transfer to Leslie H. Wexner
6.  Transactions of Health
    and Science Interests II:     08/18/93      1,500,000         N/A          Transfer from Health and Science Interests
                                  08/19/93      1,000,000       $ 22.75        Open market sale
7.  Transactions of
    International
    Charitable Interests:         03/03/94      2,000,000         N/A          Transfer from Leslie H. Wexner
                                  03/07/94      2,000,000       $ 20.00        Open market sale

                              Page 10 of 12 Pages

          (D) No other person is presently known by the persons making this report to have the right to receive or the power to direct the receipt of dividends, or the proceeds, from the sale of the securities mentioned in this report.

          (E) On August 11, 1993 the Arts Interest ceased to be a beneficial owner of the class of securities of The Limited, Inc. On March 7, 1994 the Internatinal Charitable Interests ceased to be a beneficial owner of the class of securities of The Limited, Inc.

ITEM 6.   Contracts, Arrangements, Understandings or Relationships with
          -------------------------------------------------------------
Respect to Securities of the Issuer.  See Note (2) to Item 5.
- -------------------------

                              Page 11 of 12 Pages

                                   SIGNATURE


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 7, 1994


                                /s/ Leslie H. Wexner
                                -----------------------------------
                                Leslie H. Wexner


                                /s/ Bella Wexner
                                -----------------------------------
                                Bella Wexner


                                THE WEXNER FOUNDATION


                                By:/s/ Leslie H. Wexner
                                   --------------------------------
                                   Leslie H. Wexner, Trustee


                                ARTS INTERESTS


                                By:/s/ Jeffrey E. Epstein
                                   --------------------------------
                                   Jeffrey E. Epstein, Trustee


                                HEALTH AND SCIENCE INTERESTS


                                By:/s/ Jeffrey E. Epstein
                                   --------------------------------
                                   Jeffrey E. Epstein, Trustee


                                HEALTH AND SCIENCE INTERESTS II


                                By:/s/ Jeffrey E. Epstein
                                   --------------------------------
                                   Jeffrey E. Epstein, Trustee


                                INTERNATIONAL CHARITABLE INTERESTS


                                By:/s/ Jeffrey E. Epstein
                                   --------------------------------
                                   Jeffrey E. Epstein, Trustee